Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
July 16, 2008
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
John Heskett, tel: +1 801 584 5768

Huntsman Expects 2nd Quarter Adjusted EBITDA to Increase Approximately 10%

The Woodlands, TX – Huntsman Corporation (NYSE: HUN) today announced that it expects its Adjusted EBITDA for the three month period ended June 30, 2008, to increase by approximately 10% as compared to Adjusted EBITDA for the three month period ended March 31, 2008.

Peter Huntsman, President and CEO, stated, “Despite absorbing an additional $75 million in higher raw material, energy and other direct costs in the second quarter as compared to the first quarter, as well as the continued decline in the value of the US dollar, we are successfully implementing increases in our selling prices and sales volumes have improved.  Our results in the month of June were stronger than those recorded in May, which were stronger than those recorded in April.  We expect this trend to continue into the second half of 2008 and would expect Adjusted EBITDA in the second half of the year to be stronger than in the first half.”

We estimate Net Debt, including amounts outstanding under our accounts receivable securitization program, was approximately $4.3 billion as of June 30, 2008.  This compares to approximately $4.1 billion at June 30, 2007.  Estimated total cash and unused borrowing capacity at June 30, 2008 was in excess of $550 million.

Mr. Huntsman added, “Obviously, we are pleased with these results and outlook and have been eager to make these available in light of Apollo and Hexion’s false and misleading allegations about our performance and financial condition.”

Huntsman Corporation will hold a conference call to discuss its second quarter 2008 financial results on Wednesday, July 30, 2008 at 11:00 a.m. ET.  Second quarter 2008 results will be released to the public prior to the market opening that day via PR Newswire.

Call-in number for U.S. participants:	(888) 713 – 4217
Call-in number for international participants:	(617) 213 – 4869
Participant access code:	42319535

In order to facilitate the registration process you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.theconferencingservice.com/prereg/key.process?key=PAAK3RRDR

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning July 30, 2008 and ending August 6, 2008.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 – 8010
International:	(617) 801 – 6888
Access code for replay:	90758926

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 13,000 employees and operates from multiple locations worldwide.  The company had 2007 revenues of approximately $10 billion.  For more information, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

Non-GAAP Financial Measures:

We provide guidance on estimated Net Debt.  Net Debt is defined as total debt plus outstanding amounts under our off-balance sheet accounts receivable securitization program less cash and cash equivalents. We are unable to reconcile estimated Net Debt to a GAAP financial measure because an estimate of cash and cash equivalents is not available at this time.  A reconciliation of Net Debt will be provided in our second quarter earnings release, which will be available on July 30, 2008.